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                                                                 EXHIBIT 10.14

                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT, made and entered into on the 22nd day of September, 1997, by and between GL&V/LaValley Industries Inc. ("Seller"), GL&V LaValley Construction Inc. ("Company"), and Ershigs, Inc., a Washington corporation, (hereinafter referred to as "Purchaser");

                                   WITNESSETH


         WHEREAS, GL&V/LaValley Industries Inc., a Washington corporation, owns all of the issued and outstanding shares of capital stock (the "Capital Stock") of the Company;

         WHEREAS, GL&V/LaValley Industries Inc. desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the shares of Capital Stock issued and outstanding on the terms and subject to the conditions hereinafter set forth;


         NOW, THEREFORE, the parties agree as follows:

                 Definitions

         (a) Intellectual Property. Shall be defined as any and all (i) patents (including, without limitation, design patents, industrial designs and utility models, utility patents and plant patents) and patent applications (including docketed patent disclosures awaiting filing, reissues, results of reexaminations, divisions, continuations and extensions), patent disclosure awaiting filing determination, inventions and improvements thereto; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans and registrations and applications for registration thereof; (iii) copyrights and registrations thereof and rights and unpublished works to the extent such rights are not subsumed by copyright; (iv) inventions, processes, designs, formulae, trade secrets, know-how, software, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; and (v) intellectual property rights (including rights as a licensee, if any) similar to any of the foregoing; in each case, that are specific to the subject business.

         (b) Liens. Shall be defined as all mortgages, deeds of trust, liens, security interests, pledges, conditional sales contracts, claims, rights of first refusal, options, charges, liabilities, obligations, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

1.       Purchase and Sale of Shares

         (a) Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing, Seller will sell, assign and deliver or cause to be sold, assigned and delivered to Purchaser, and Purchaser will buy and accept all right, title and interest in and to, the Capital Stock, free and clear of all preemptive rights, liens, claims and encumbrances (the "Acquisition").

         (b) Purchase Price and Payment. The purchase price for all the shares of the Capital Stock shall be $ 3.9 million. At the Closing, Purchaser will pay $ 3.9 million to Seller or its designee, by wire transfer of immediately available Federal Reserve funds to an account maintained by Seller to be designated in writing by Seller at least five (5) business days prior to the Closing Date.

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         (c)  Liabilities Not Assumed by Purchaser.  Purchaser is not assuming liability for any costs, expenses, judgments, fines, penalties, or attorney's fees, arising from any claim, action, suit, proceeding, or investigation set forth on Exhibit 3(q). Seller shall indemnify and defend Purchaser against any such claims.

         (d) Payment of Net Intercompany Indebtedness. Within 15 days of Closing, Purchaser shall pay to Seller, in immediately available funds, the amount by which (i) the aggregate amount as of September 30, 1997 of all outstanding advances, loans or credits provided to the Company by Seller or any of its affiliates exceeds (ii) the aggregate amount as of September 30, 1997 of all outstanding advances, loans or credits provided by the Company to Seller or any of its affiliates. If this figure is less than zero within 15 days of Closing, Seller shall pay to Purchaser in immediately available funds the amount by which clause (ii) exceeds clause (i) of the prior sentence.

The Closing.

(a) The closing of the Acquisition (herein called the "Closing") shall take place on or before October 31, 1997, to be effective September 30, 1997 at 11:59 p.m. Central Time. The date of the Closing is referred to in this Agreement as the "Closing Date".

         Closing Deliveries.

              At the Closing, Purchaser will deliver to Seller:

                  one copy of the resolutions adopted by the Board of Directors of Purchaser authorizing the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Purchaser;
                  certificate to the effect of Article 8(a) executed by
                           appropriate authorized officers of Purchaser;
                  $ 3.9 million by wire transfer to Seller's account; and

              At the Closing, Seller will deliver to Purchaser:

                  one copy of the resolutions adopted by the Board of Directors of Seller, authorizing the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Seller;
                  certificates to the effect of Article 7(a) and 7(l) hereof executed by appropriate authorized officers of Seller;
                  the duly executed and sealed stock certificates representing the Capital Stock registered in the name of Purchaser; and
                  resignations of all officers and directors of the Company
                           serving in office immediately prior to the Closing.

              3. At the Closing, Purchaser and Seller each will execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, to the other such certificates and other documents related to the consummation of the transactions contemplated hereby, as may be reasonably requested by the other.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser, except as set forth on the Exhibits attached hereto or the documents attached to such Exhibits, that:




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         (a)  Organization and Existence.  Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Mississippi and has full power and authority to carry on its business as now conducted. Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof have been delivered to the Purchaser. The sole Shareholder of the Company is the Seller. The Company is qualified in Mississippi and such other states as set forth in Exhibit 3(a) hereto, which states represent every jurisdiction where such qualification is required except where failure to be so qualified would not have a material adverse affect on the business, properties or assets of the Company.

         (b) Authority Relative to This Agreement. The transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Seller, and no further corporate action is necessary on the part of the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms. The execution, delivery and performance of this Agreement by the Seller will not result in a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under the Articles and Bylaws of the Seller or Company, any indenture, mortgage, deed of trust or other contract or agreement to which the Seller or Company is a party or by which it or any of their properties are bound, or violate any order, writ, injunction, decree of any court, administrative agency or governmental body.

         (c) Validity and Enforceability. This Agreement and all related documents have been duly executed and delivered by Seller and Company and constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or the laws affecting the enforcement of creditors' rights generally, and the application of general principles of equity.


         (d) Financial Statements. The Seller has delivered to Purchaser the adjusted unaudited financial statements of the Company for the period ending August 16, 1997 (the "Financial Statements"). The financial statements fairly represent the financial position of the Company as of the date thereof and the results of operations and changes in financial position for the periods then ended, provided that such statements are subject to year-end adjustments in accordance with GAAP, none of which are material.

         (e) Absence of Certain Changes or Events. With respect to the Company, except as contemplated hereby and as listed on Exhibit 3(e) hereto, and other than in the ordinary course of business, since March 31, 1997 the Seller has not:

              (i) Sold, transferred, or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of the assets of the Company except in the ordinary course of its business;

              (ii) Entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of the assets, or requiring the consent of any party to the transfer and assignment of any of such assets, property or rights;

              (iii) Waived any rights of value with respect to the Company;

              (iv) Made or permitted any amendment or termination of any contract, agreement or license to which Company is a party or by which Company is subject;

              (v) To its knowledge, incurred or become subject to any material claim or liability for any damages or alleged damages for any actual or alleged negligence or other tort or breach of contract which might in any fashion adversely affect the value of the Company;

              (vi) Made any capital expenditure (or commitments therefor), aggregating in excess of $5000.00 and relating to the Company;






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              (vii)  Entered into any other material transaction of which
Purchaser has not been formally notified in writing; or

              (viii) Changed its management practices, operations or policies with respect to (a) the standard terms and conditions of sale of products or services; (b) the method of accounting for sale of products or services; (c) the policy regarding maintenance of inventory levels; or (d) the conduct of accounts receivable collection and accounts payable payment activities.

         (f) Consents. The consummation of the Acquisition contemplated herein by the Seller or Company shall not require the consent, approval or authorization of any third party.

         (g) Organizational Instruments. Seller has made available to Purchaser complete and accurate copies of the Certificate of Incorporation and Bylaws of Company, as amended. Company is not in violation of any provision of its Certificate of Incorporation or Bylaws. Except for this Agreement, there are no agreements or commitments which obligate or require Seller or Company to amend or authorize an amendment of the Certificate of Incorporation or Bylaws of the Company. Seller has made available or caused to be made available to Purchaser complete and accurate copies of the minute books and stock books of the Company. Such minute books contain complete and accurate copies of all records of all meetings and consents in lieu of meetings of the Board of Directors and Shareholder of the Company.

         (h) Capital Stock. The authorized, issued and outstanding Capital Stock consists of 30,000 shares of common stock at $10 par value, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities, agreements or commitments which obligate or require Seller or Company to issue, sell or transfer any shares of Capital Stock.

          (i) Subsidiaries. Company does not directly or indirectly own or have the power to vote shares of the capital stock or other ownership interests of any corporation or entity such that it has voting power to elect a majority or a specified number of the directors of such entity. Company is neither a partner of any partnership nor a member of any joint venture or other business entity.

         (j) Title to Owned Properties. Company has good and valid title to all of the material properties owned by it, free and clear of all liens, claims and encumbrances other than:

             liens, claims and encumbrances reflected in the Financial
                     Statements;
             liens for taxes, charges and assessments not yet due and payable or which are being contested in good faith;
             mechanics', suppliers', installment sales and similar liens for services rendered or materials furnished, the charges for which are not yet due and payable or which are being contested in good faith by appropriate proceedings;
             conditions, restrictions, covenants and easements of record, zoning ordinances, and building and use restrictions.

         (k) Prepayments and Deposits. There are no prepayments or deposits which have been received and are being held by the Company and the Company has made no prepayment or deposit other than those prepayments and deposits set forth in Exhibit 3(k).

         (l) Absence of Undisclosed Liabilities. Except as disclosed to the Purchaser on Exhibit 3(l), To Seller's or Company's knowledge, after due inquiry, none of the assets are subject to any liabilities or obligations (accrued, absolute, contingent or otherwise), or will be subject to any such liability or obligation arising from the actions of the Seller or Company on or before the Closing Date, whether or not such liability would normally be shown or reflected on a balance sheet prepared in a manner consistent with generally accepted accounting principles. Except as disclosed to the Purchaser in an exhibit hereto, to Seller's and





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Company's knowledge, after due inquiry, there are no facts in existence on the date hereof which might reasonably serve as the basis for any liabilities or obligations of the Company and which would adversely affect the value of the Company.

         (m) Tax Matters. All federal, state, county, local and other taxes, including, without limitation, income taxes, corporate franchise taxes, payroll taxes, customs fees and duties, sales taxes and ad valorem taxes, due and payable by the Company on or before the date of this Agreement have been timely paid, and all tax returns and reports required to be filed by the Company have been timely filed with all such taxing authorities. No assessments or deficiencies have been made against the Company and no extensions of time are in effect for the assessment of deficiencies. There is no material dispute or claim concerning any tax liability of the Company as to which the Seller, its affiliates, their directors and officers have knowledge.

         (n) Patents, Etc. The Seller has delivered to the Purchaser a true and complete Exhibit (Exhibit 3(n)) setting forth all Intellectual Property patents, inventions, trademarks, tradenames, brand names or copyrights owned or used by or licensed to or by the Company (if any), and relating to the Company, together with a summary description and full information in respect of the filing, registration or issuance and the status thereof, except for rights to intellectual property arising under common law. Except as disclosed in Exhibit 3(n), the operations of the Company do not infringe upon the patent, trademark or other similar rights of any other person or entity. Except as disclosed in
Exhibit 3(n), the Company has asserted no claim that the operations of any other entity infringe upon the Intellectual Property of the Company.

         (o) Insurance. Attached hereto as Exhibit 3(o) is an Exhibit setting forth a list and brief description of all policies of insurance, held by the Company or on its behalf. There is no material inaccuracy in any application for any such policy which would form a basis for termination of any such policy.

         (p) Licenses, Permits, Etc. Attached hereto as Exhibit 3(p) is a list and brief description of all licenses and permits held by the Company, copies of which licenses and permits have been furnished to the Purchaser. Except as noted on Exhibit 3(p), such licenses and permits constitute all licenses and permits necessary to own the assets or conduct the business of Company, and each is in full force and effect. Except as set forth on Exhibit 3(p), there is no violation that would adversely affect the value of the Company, and no proceeding is pending or threatened seeking the revocation or limitation of any such license or permit.

         (q) Litigation. Except as set forth on Exhibit 3(q) hereto, there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Company or any of its properties, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality. Neither Seller nor Company are subject to any court or administrative order, injunction or similar decree, the enforcement of which would adversely affect the value of the Company.

         (r) Compliance with Laws. Except as disclosed on Exhibit 3(r) hereto, the operations of the Company do not violate any federal, state or local law, ordinance, rule or regulation, (including, without limitation, any laws or regulations relating to the environment or the handling, treatment or disposal of wastes or products of Company) the violation of which would adversely affect the value of the Company.

         (s) Brokers. The Seller is not a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against it, for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

         (t) No Default. Company is not in default in any respect of any obligation to be performed by the Company under any material contract, lease, agreement, commitment or undertaking which default would adversely affect the value the Company is a party or by which the Company is bound, nor has Company waived any right under any such contract, lease, agreement, commitment or undertaking.








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         (u)  Product Liability.  Except as listed on Exhibit 3(u), the Seller has no knowledge after reasonable inquiry of any state of facts or the occurrence of any event forming the basis of any present claim against the Company for product liability or on account of any express or implied warranty. Warranty work over the last three years has not been material to the Company.

         (v) Disclosure. The representations and warranties contained in the Articles and the Exhibits hereto, do not and shall not, when taken as a whole, contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein not misleading in view of the circumstances under which they were made. To the extent that Purchaser (or its officers or agents) has actual knowledge of any discrepancy, statement or statement of facts, the applicable representation or warranty known to be untrue or misleading shall be unenforceable to the extent of the knowledge of such discrepancy, statement or state of facts. In all other respects, the representations and warranties of Seller shall remain unaffected. Disclosures made in any of the Exhibits or exhibits to this Agreement are hereby deemed to be made for purposes of all other schedules or exhibits.

         (w) Contracts, Leases, Licenses. Exhibit 3(w) lists all contracts, agreements and commitments having values in excess of $20,000 to which Company is a party. All are legal, valid and binding obligations of Company and are in full force and effect (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and the application of general principles of equity).

         (x) Environmental. Except as disclosed at Article 12, Seller has no knowledge, after due inquiry that: (i) There are hazardous substances on or in the Company's real property, whether contained in barrels, tanks, equipment (movable or fixed) or other containers; deposited or located in land, waters, sumps or in any other part of the Company's real property; incorporated into any structure on the Company's real property; or otherwise existing thereon;
(ii) The Company's real property (and, to the best of Seller's knowledge, nearby property) has ever been used for industrial or commercial operation involving any hazardous substance, including but not limited to any sort of manufacturing, processing or refining; equipment, machinery, part or component, cleaning or degreasing; the sale, storage or transport of hazardous substances; any aspect of the provision of services which utilize hazardous substances; drilling, mining or production of oil, gas, minerals or their naturally occurring products; or any agricultural activities involving the use or storage of fertilizers or pesticides; (iii) Spills, discharges, releases, deposits or emplacements of any hazardous substances have ever occurred on or near the Company's real property; (iv) Tanks, trucks or other vehicles, containing hazardous substances have traveled over, stopped at, or been loaded or unloaded at or near the Company's real property at any time before or during Seller's ownership thereof; (v) Asbestos- containing materials have been installed in or affixed to the structures on Company's real property at any time before or during Seller's ownership thereof; no such materials have been stored or disposed of anywhere on the Company's real property; (vi) Electrical transformers, fluorescent light fixtures or other electrical equipment containing PCBs are or have been installed in, affixed to or located on the Company's real property at any time before or during Seller's ownership thereof; (vii) Storage tanks for gasoline or any other substance have been located on the Company's real property, whether above ground, underground or within a structure at any time before or during Seller's ownership thereof, except with respect to hazardous substances or materials which have been brought onto or used on the property in compliance with applicable laws or which have not created any material liability of the Company.

         (y)  Real Property.

                          (i)  Exhibit 3(y) identifies all real property owned
by Company, to all of which Company has good, marketable and valid title, free and clear of all liens, claims and encumbrances, except as addressed in Section 3(j); all leased real property; all leases and subleases pertaining to the real property; all actions, suits, proceedings, investigations and claims presently pending or threatened which pertain to the real property owned or leased, as well as all final orders, writs, judgments, awards, edicts and decrees of any court of competent jurisdiction presently outstanding against Company which pertain to the real property.










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                 (ii)   Company does not own, hold, is neither obligated under
nor a party to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the real property;

                 (iii) To Seller's knowledge, after due inquiry, the components of the buildings, structures and other improvements which are located on the real property are in reasonable working order and repair for the conduct of Company's business; are supplied with all utilities necessary for the operation thereof as presently operated by Company, and all associated "hook-up" fees and other similar charges due and payable through the date hereof have been paid, except for matters arising in the ordinary course which do not have a material adverse effect on the Company.

                  (iv) Neither Company nor Seller have received written notice of any presently pending, and there is not any pending or threatened condemnation proceeding affecting the real property, or any sale or other disposition of their real property or any part thereof in lieu of condemnation.

         (z) Owned Personal Property. Except as set forth in Exhibit 3(z) hereto, all of the material tangible personal property (including, without limitation, furnishings, furniture, office equipment, vehicles, inventories, tools, machinery, equipment, structures and movable fixtures) which is reflected in the March 31, 1997 balance sheet included among the Financial Statements is owned by Company and in reasonable working order and repair for use as presently used by Company in connection with Company's business.

         (aa)  Human Resources.

                 (i) Exhibit 3 (aa) hereto sets forth a complete and accurate list of (a) all of the collective bargaining agreements and agreements with labor unions or associations representing employees to which Company is a party and (b) as of the dates set forth in the Exhibit, the total number of employees of Company and the number of such employees represented by each such agreement. Such numbers of employees have not changed since such dates except in the ordinary course of business. Except as set forth on the Exhibit, there are no organizing efforts, strikes, slowdowns, picketing, work stoppages, labor troubles or other similar events in which employees of Company are participating.

                 (ii) Except as set forth on Exhibit 3(aa) hereto, Company (a) is not a party to any written consulting or employment contract; and
         (b) has neither made any commitment to, nor entered into any written agreement obligating it to, increase the wages or modify the material conditions or terms of employment of its employees.

                 (iii) Exhibit 3(aa) sets forth all of the employee benefit plans maintained by Company, and all of the severance, termination and similar programs either established by Company with respect to the transactions contemplated hereby or otherwise applicable to Company's employees ("Benefit Plans").

                 (iv)  Other than as indicated on Exhibit 3(aa):

                 (a) Seller neither maintains, sponsors nor contributes to any program or arrangement covering employees of Company that is an "employee pension benefit plan", an "employee welfare benefit plan", or a "multiemployer plan" as defined in Sections3(2), 3(1) and 3(37) of ERISA ("ERISA Plans"), or any other incentive or benefit arrangement ("Non-ERISA Plans").

                 (b) The present value of the accrued benefits under any and all ERISA Plans which are defined benefit plans, as defined in Section 3(35) of ERISA, and which are maintained by Seller for employees and former employees of Company ("Pension Plan") did not, as of the last annual valuation date for such Pension Plan, exceed the value of assets of such Pension Plan allocable to such benefits;










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                 (c)  No ERISA Plan (or any trust created thereunder) has
         engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), which could subject Purchaser or Company to any tax penalty on prohibited transactions and which has not adequately been corrected;

                 (d) Each ERISA Plan is in compliance with all material reporting, disclosure and other requirements of the Code and ERISA as they relate to any such ERISA plan;

                 (e) Determination letters have been received from the Internal Revenue Service with respect to each ERISA Plan which is intended to comply with Code Section 401(a), stating that such ERISA Plan is qualified thereunder.

                 (f) No Pension Plan subject to Title IV of ERISA has been terminated nor has there been any "reportable event" as such term is defined in Section 4043 of ERISA with respect to any such Pension Plan;

                 (g) No Pension Plan has incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and
         Section 412 of the Code and Seller has made all contributions on a timely basis;

                 (h) No liability to the Pension Benefit Guaranty Corporation ("PBGC"), other than for premiums, has been incurred with respect to any Pension Plan;

                 (i) No proceeding or other action has been initiated by the PBGC to terminate any Pension Plan, nor has written notice been given to Seller of an intention to commence or seek the commencement of any such proceeding or action;

                 (j) Seller has not, within the last six years before the Closing Date, completely or partially withdrawn from a "multiemployer plan" covering employees; and

                 (k) Copies of all documents embodying the ERISA Plans have been delivered or made reasonably available to Purchaser.


         (bb)  Health and Safety Conditions.  Exhibit 3(bb) :

                 (i) lists all current material safety data sheets relating to the products currently sold by Company and the chemical substances or mixtures currently used by Company in the conduct of its business as presently conducted by Company;

                 (ii) lists all written internal safety and health audits conducted since January 1, 1993 by Company; and

                 (iii) lists all citations, notices of violations, orders and consent orders issued and administrative or judicial enforcement proceedings commenced by governmental or agencies, authorities and instrumentalities (including OSHA, any state occupational safety and health administration and EPA) with respect to safety and health matters relating to Company since January 1, 1993.

         (cc) Entire Business. Company owns, leases or has licenses or other contractual rights to use all of the material tangible and intangible assets used by it in the conduct of the business as presently conducted by it except for (i) assets used to provide services or goods to Company pursuant to a contract, agreement or commitment set forth in an Exhibit hereto, and (ii) pension or other funded employee benefit plan assets. The










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contracts, agreements and commitments under which such contractual rights have been granted are listed on Exhibits hereto.

         All exhibits delivered to the Purchaser by the Seller pursuant to this Section shall be delivered upon the execution of this Agreement and shall be signed for identification by Seller.

4. Representations and Warranties of the Purchaser. Purchaser represents and warrants to the Seller that:

         (a) Organization and Existence. The Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power to enter into and perform this Agreement.

         (b) Authority Relative to This Agreement. The transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Purchaser, and no further corporate action is necessary on the part of the Purchaser to make this Agreement valid and binding upon the Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement by the Purchaser will not result in a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust or other contract or agreement to which the Purchaser is a party or by which it or any of its properties is bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

         (c) Validity and Enforceability. This Agreement and all related documents have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally, and the application of general principles of equity.

         (d) Brokers. The Purchaser is not a party to or in any way obligated under any contract or other agreement and there are no outstanding claims against it for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

         (e) Consents. The consummation of the transactions contemplated herein by the Purchaser shall not require the consent, approval or authorization of any third party.

         (f) Compliance with Laws. Except as disclosed in an exhibit hereto, Purchaser's operations do not violate any federal, state or local law, ordinance, rule or regulation, the violation of which would adversely affect its ability to perform under this Agreement.

         (g) No Default. Purchaser is not in default in any respect of any obligation to be performed by the Purchaser under any contract, lease, agreement, commitment or undertaking which default would adversely affect its ability to perform under this Agreement.

         (h) Investment Representation. Purchaser represents that it understands that: (i) the Capital Stock being acquired by Purchaser pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended; (ii) the Capital Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended, or is exempt from such registration; (iii) the Capital Stock will bear a legend to such affect; and (iv) Company will make a notation on its transfer books to such effect. Purchaser further represents that : (i) the Capital Stock is being acquired for investment and without any present view toward distribution thereof to any other persons; (ii) Purchaser will not sell or otherwise dispose of the Capital Stock, except in compliance with the registration requirements or exemption provisions under the Securities Act of 1933, as amended, the rules and regulations thereunder, and as otherwise adopted by the Securities and Exchange Commission; (iii) Purchaser has knowledge and experience in financial matters and that it is capable of evaluating the risks and merits of an investment in common stock; (iv) Purchaser has consulted with counsel, to the extent deemed necessary, as to all matters covered by this Agreement, and has not relied on Seller or Company for any explanation of the various federal or state securities laws with regard to the acquisition of the Capital Stock; (v) Purchaser has investigated and is familiar with the affairs, financial condition and prospects of Company, and has been given sufficient access to and has acquired sufficient information about Company to reach an informed, knowledgeable decision to acquire the Capital Stock; and (vi) Purchaser is able to bear the economic risks of such an investment. Purchaser is purchasing the Capital Stock for its own account and investment and not with a view toward, or for, resale in connection with any distribution thereof.

Covenants of Seller.     The Seller covenants with the Purchaser that:

         (a) Conduct of Business. From the date of this Agreement to the Closing Date, the business of the Company will be operated only in the ordinary course, and in particular, without the prior written consent of the Purchaser, the Seller will not and will not allow Company to:

                 (i) Cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;

                 (ii) Change the Company's Articles of Incorporation or Bylaws or the composition of Seller;

                 (iii) Knowingly be in default under any material contract, agreement, commitment or undertaking of any kind or under any local, state or federal permits;

                 (iv) Knowingly violate or fail to comply with all laws applicable to it or its properties or business;

                 (v) Commit any act or permit the occurrence of any event or the existence of any condition of the type described in Paragraph 3(e) hereof; or

                 (vi) Merge, consolidate or agree to merge or consolidate with or into any other corporation.

                 (vii) Enter into any new, or amend any existing, Benefit Plans or any other agreement, program, or arrangement in connection therewith (including any trust agreement, insurance contract or credit facility) or grant any increases in compensation, other than in the ordinary course of business or pursuant to promotions, in each case consistent with past practice.

                 (viii) Make or revoke any elections with respect to Taxes other than in the ordinary course of business or as provided in this Agreement.

         (b) Access. From and after the date of this Agreement until the Closing Date, Company and Seller will provide to Purchaser and its respective counsel, accountants, engineers and other representatives, full and free access to the records of the Company during normal business hours upon prior reasonable notice. Expenses of providing such access shall be paid by the party requesting such access.

         (c) Preservation of Business Organization. From and after the date of this Agreement until the Closing Date, the Seller will use its best efforts to preserve the business organization of the Company and to preserve for the Purchaser the Company's good relations with all customers and others having business relations with the Company.

         (d) Trade Secrets. From and after the Closing Date, Seller will not use or divulge to any competitor or unauthorized person any confidential information relating to the Company, and it will use all reasonable and proper efforts to insure that its agents do not use or divulge any such confidential information, trade secrets, processes, formulae or know-how relating to the Company, provided, however, that the limits of this section shall not apply to any information, trade secrets, processes or know-how that (i) is or becomes publicly available other than as a result of violation of this section or (ii) is required to be disclosed by law or legal process.

         (e) Product Warranty and Liability. In accordance with Section 6(a)(ii), Seller shall be responsible for all warranty and product liability obligations on product or services provided by the Company prior to the Closing Date to the extent each such claim exceeds $10,000. To the extent any such claim does not exceed $10,000, Purchaser and Company shall be responsible for the same. If any such claim exceeds $10,000, Purchaser or the Company shall perform all warranty services in accordance with Section 6(b) below, and shall charge Seller for such service at Purchaser's or Company's current market rates at the time the warranty work is performed.

         Notwithstanding, for the Cleveland Electric job, the Seller shall be responsible for warranty based on the economic benefit received prior to Closing in relation to the total economic benefit upon completion of the project. The economic benefit shall be calculated utilizing the "percentage of completion" method of revenue recognition and shall compare gross profit at Closing compared to final gross profit on the job. The Seller shall have the right to audit final job cost results. In the event Company requires the assistance of LaValley Vancouver personnel after Closing, the charge out rate to Company shall be the rates in effect at the time of Closing.

         (f) Transition Issues. Seller shall continue to provide maintenance of subsidiary ledgers, payroll, cash management and general ledger for a period of up to six months from Closing Date for an administrative fee of $4000 per week. Purchaser shall give Seller 30 days' prior written notice of its intent to cancel the maintenance services of Seller. Seller shall continue to provide current medical and dental coverage to Company's employees through December 31, 1997. Purchaser agrees to reimburse Seller for the costs of the premiums.

     Employees. From the date hereof until the date two years from the Closing Date, the Seller and its subsidiaries and affiliates shall not directly induce or encourage any current employee of the Company or Purchaser to terminate or otherwise interfere with his or her employment relationship with the Company or Purchaser. Should the current General Manager of the Company choose not to continue his employment with the Company after Closing yet remain employed by Seller or its affiliates, Seller will arrange for the current General Manager to continue to render services to the Company for up to six months after the Closing, provided that (i) the current General Manager consents to such arrangement and (ii) Purchaser or the Company pays the current General Manager for such services.

         (h) Confidentiality of Information Furnished by Purchaser. Seller and Company and their representatives will treat all information related to these transactions as confidential. Seller and Company agree not to use any of this information except in connection with this Agreement. Seller and Company will use their best efforts to keep such information confidential, provided that the limits of this section shall not apply to any information that (i) is or becomes publicly available other than as a result of violation of this section or (ii) is required to be disclosed by law or legal process. If the transactions contemplated by this Agreement are not consummated, Seller and Company will return to the Purchaser all information relating to Purchaser (and all copies thereof) then in their possession.

         (i) Name Change. For one year after Closing, the Seller shall permit Purchaser to use the name

"LaValley Construction" in the marketplace, provided that (i) neither Purchaser nor the Company shall use the name "GL&V" in connection with such use and (ii) Purchaser shall first obtain the consent of Seller to the specific form of such use, which consent shall not be unreasonably withheld.

         (j) Continuity of Remote Salesmen. Seller will make available to Purchaser the two GL&V/LaValley salesmen to effect a smooth transition of proposals, leads and key customers of the Company. Seller shall make such salesmen available for a reasonable period of time, but not to exceed five full working days per man.

         (k) Title V Air Permit. Seller agrees that until the Title V Air Permit is issued without condition, it will provide Purchaser with active and full cooperation necessary to the process.

         (l) Notification of Untrue Reps and Warranties. Seller will promptly give written notice to Purchaser upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, or would be likely to cause or constitute, any of the Seller' representations or warranties being or becoming untrue.

         (m) Payment of Debts. Not later than Closing Date, Seller will pay, assume or cause the release of liabilities, if any, for monies borrowed from third parties. Except as otherwise set forth in this Agreement, Purchaser will assume all liabilities of Company described in the Financial Statements, the Exhibits hereto, and all other liabilities of the Company arising prior to the Closing in the ordinary course of business. Seller will retain all cash in the business.

         (n) Non-Competition. SELLER AGREES THAT DURING A TWO YEAR PERIOD COMMENCING ON THE CLOSING DATE, IT WILL NOT DIRECTLY OR INDIRECTLY, FOR IT OWN ACCOUNT OR FOR THE ACCOUNT OF OTHERS, WHETHER AS PRINCIPAL OR AGENT OR THROUGH THE AGENCY OF ANY CORPORATION, PARTNERSHIP, ASSOCIATION OR OTHER BUSINESS ENTITY, ENGAGE IN ANY ACTIVITY SIMILAR TO OR COMPETITIVE WITH FRP FIELD SERVICE AND CONSTRUCTION OTHER THAN SERVICE ON PARTS MANUFACTURED BY SELLER OR ITS AFFILIATES. THE FOREGOING AGREEMENT NOT TO COMPETE SHALL NOT BE HELD INVALID OR UNENFORCEABLE BECAUSE OF THE SCOPE OF THE TERRITORY OR THE ACTIONS RESTRICTED THEREBY, OR THE PERIOD OF TIME WITHIN WHICH SUCH AGREEMENT IS OPERATIVE; BUT ANY JUDGMENT OF A COURT OF COMPETENT JURISDICTION MAY DEFINE THE MAXIMUM TERRITORY AND ACTIONS SUBJECT TO AND RESTRICTED BY THIS PARAGRAPH AND THE PERIOD OF TIME DURING WHICH SUCH AGREEMENT IS ENFORCEABLE.

6. Covenants of the Purchaser. The Purchaser covenants with the Seller that:

         (a) Product Warranty. (i) Purchaser shall assume warranty obligations for products or services provided after the Closing Date; (ii) Purchaser shall assume warranty obligations for products or services provided by the Company prior to the Closing Date to the extent any such claim does not exceed $10,000. With respect to any claim exceeding $10,000 for products or services provided by the Company prior to the

Closing Date, Purchaser agrees to perform (or shall cause the Company to perform), in accordance with applicable warranties, all warranty service to repair or replace defective parts or products sold or manufactured by the Company or defective services performed by the Company, and shall charge Seller for such service at Purchaser's or the Company's current market rates at the time the warranty work is performed, provided that Purchaser shall first obtain Seller's prior approval for such work, which approval shall not be unreasonably withheld; (iii) Notwithstanding the foregoing, Purchaser and Seller shall apportion the costs of all warranty obligations arising out of the Cleveland Electric project in accordance with Section 7(e) above. The price to Seller shall be Purchaser's current market rates at the time the warranty work is performed.

         (b) Non-Competition. PURCHASER AGREES THAT DURING A TWO YEAR PERIOD COMMENCING ON THE CLOSING DATE, IT WILL NOT DIRECTLY OR INDIRECTLY, FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF OTHERS, WHETHER AS PRINCIPAL OR AGENT OR THROUGH THE AGENCY OF ANY CORPORATION, PARTNERSHIP, ASSOCIATION OR OTHER BUSINESS ENTITY, ENGAGE IN ANY ACTIVITY SIMILAR TO OR COMPETITIVE WITH SELLER'S DESIGN, MANUFACTURE AND/OR SALE OF WASHER DRUM CYLINDERS AND THEIR PROPRIETARY COMPONENTS, ULTRA FLOW SHOWERS, AND ULTRA FLOW DVA AND VERSA VALVE IN THE UNITED STATES. THE FOREGOING AGREEMENT NOT TO COMPETE SHALL NOT BE HELD INVALID OR UNENFORCEABLE BECAUSE OF THE SCOPE OF THE TERRITORY OR THE ACTIONS RESTRICTED THEREBY, OR THE PERIOD OF TIME WITHIN WHICH SUCH AGREEMENT IS OPERATIVE; BUT ANY JUDGMENT OF A COURT OF COMPETENT JURISDICTION MAY DEFINE THE MAXIMUM TERRITORY AND ACTIONS SUBJECT TO AND RESTRICTED BY THIS PARAGRAPH AND THE PERIOD OF TIME DURING WHICH SUCH AGREEMENT IS ENFORCEABLE.

         (c) Vat Molds. Seller shall have up to six months after Closing to choose to take from the Biloxi facility the vat molds, hood molds, associated tooling (set forth on Exhibit 3(z)) and drawings related thereto, located at the Biloxi facility at Closing. If Seller chooses to leave the vat molds, hood molds, associated tooling (set forth on Exhibit 3(z)) and drawings in the Biloxi facility, Purchaser agrees to limit the use of existing Seller-owned vat tooling (located at the Biloxi facility) to product sold to Seller.

         (d) Notification of Untrue Reps and Warranties. Purchaser will promptly give written notice to Seller upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, or would be likely to cause or constitute, any of the Purchaser's representations or warranties being or becoming untrue.

         (e) Name. Purchaser will discontinue use of the name "LaValley Construction" within one year of Closing Date. During the one year period, the Seller and Purchaser will jointly agree as to the use of the name.

         (f)  Employees.   From the date hereof until the date two years from
the Closing Date, the Purchaser and its subsidiaries and affiliates shall not directly induce or encourage any current employee of Seller to terminate or otherwise interfere with his or her employment relationship with the Seller.

7. Conditions to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement shall be subject to the satisfaction of the following conditions:

         (a) Representations and Warranties of Seller True at Closing. The Purchaser shall not have discovered any material error, misstatement or omission in the representations and warranties made by the Seller or Company in
Section 3 hereof; the representations and warranties made by the Seller and Company shall be deemed to have been made again at and as of the time of Closing and shall then be true in all material respects, except to the extent that such representations and warranties shall have been made as of a specified date;

         (b) Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them at or prior to Closing.

         (c) Seller shall provide Purchaser with all certificates and other documents, in form and substance reasonably satisfactory to Purchaser, required to be delivered to Purchaser at or before the Closing pursuant to this Agreement, duly executed by all necessary persons.

         (d)  Purchaser will have received the stock certificates described in
Article 2(b) hereof.

         (e) Purchaser will have received the resignation of officers and directors described in Article 2(b) hereof.

         (f) Company will be relieved of liabilities related to monies borrowed from third parties or the Seller as set forth in Article 5(m) hereof.

         (g) Approval of Counsel. All actions, proceedings, instruments and documents reasonably required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related matters shall have been approved by counsel for the Purchaser, which approval shall not be unreasonably withheld or delayed, and such counsel shall have been furnished with such certified copies of actions and proceedings and other such instruments and documents as such counsel shall have reasonably requested.

         (h) Changes in Business. Prior to the Closing, there shall have been no changes in the business, properties or operations of the Company since the date of this Agreement which would have a material adverse effect on the value of the Company.

         (i) Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or transactions in connection herewith shall have been entered and, on the Closing Date, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any governmental commission, board or agency, seeking to restrain or prohibit consummation of the transactions contemplated hereby or in which divestiture, rescission or significant damages are sought in connection with the transactions contemplated hereby, and no investigation by any governmental agency shall be pending or threatened which might result in any such litigation or other proceeding.

         (j) Approval. The Shareholder of the Company shall have approved the transactions contemplated by the Agreement and such approval shall not have been rescinded.

         (k) Governmental Consents. Any and all necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained or accomplished, and no action, proceeding, inquiry or investigation by any private or governmental agency shall have been brought or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

         (l) Charter; Good Standing Incumbency. There shall have been delivered to Purchaser (i) a certificate dated within ten (10) days of Closing Date from the Secretary of State of Mississippi with respect to the incorporation and good standing of, and the payment of franchise taxes by Company, (ii), copies of Articles, Bylaws and all amendments and the resolutions of the Board of Directors of Seller and Company approving these transactions, and (iii) a certificate dated Closing Date with respect to the incumbency and signatures of all officers of Seller and Company signing this Agreement and any certificate, agreement or instrument delivered on behalf of Seller or Company in connection with this Agreement.

Conditions to Obligations of the Seller. The obligations of the Seller under this Agreement shall be subject to the satisfaction of the following conditions:

         (a) Representations and Warranties of Purchaser True at Closing. The Seller has not discovered any material error, misstatement or omission in the representations and warranties made by Purchaser in Section 4 hereof; the representations and warranties made by the Purchaser shall be deemed to have been made again at and as of the time of Closing and shall then be true in all material respects, except to the extent that such representations and warranties shall have been made as of a specified date; and the Purchaser shall have performed or complied with by it at or prior to Closing; and Purchaser shall provide Seller with a Certificate from Purchaser's President dated as of Closing that the above conditions have been fulfilled.

         (b) Approval of Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for the Seller, which approval shall not be unreasonably withheld or delayed.

         (c) Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or transactions in connection herewith shall have been entered and, on the Closing Date, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any governmental commission, board or agency, with a view to seeking to restrain or prohibit consummation of the transactions contemplated hereby or in which divestiture, rescission or significant damages are sought in connection with the transactions contemplated hereby, and no investigations by any governmental agency shall be pending or threatened with might result in any such litigation or other proceeding.

         (d) Changes in Business. Prior to Closing, there shall have been no changes in the business, properties or operation of Purchaser since the date of this Agreement which would have a material affect on Purchaser's ability to perform under this Agreement.

         (e) Government Consents. Any and all necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained or accomplished, and no action, proceeding, inquiry or investigation by any private or governmental agency shall have been brought or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

         (f) Seller will have received all certificates and other documents, in form and substance reasonably satisfactory to Seller, required to be delivered to Seller at or before Closing pursuant to this Agreement, duly executed by all necessary persons.

         (g) Seller will have received payment of the Purchase Price in accordance with this Agreement.

9.  Tax Matters - Post Closing

         9.1  Transactional Taxes and Costs.

         (a) Purchaser and Company will be responsible for all transfer, conveyance, excise, stamp, documentary and other governmental taxes, duties, charges, fees, imposts and assessments (other than taxes, duties, charges, fees, imposts, and assessments on or measured by the net income of Seller, Seller's subsidiaries or Company) and all interest and penalties thereon, imposed at any time by any taxing authority with respect to this Agreement, the transfer, assignment, conveyance or delivery of the Capital Stock or the consummation of the transactions contemplated hereby (the "Transactional Taxes").

         (b) Purchaser and Company will be responsible for all filing fees, notaries fees and other similar fees and costs incurred with respect to this Agreement or the transactions contemplated hereby (the "Transactional Costs").

         9.2 Records Retained By Seller. Seller will deliver to Company within six months after the Closing Date, all books, records and files which pertain (i) to the business conducted by Company; (ii) to the Company; or (iii) to any of the properties owned , leased or used by Company, to the extent such books and records relate solely to the Company and do not contain any information pertaining to Seller ("Business Records"). Business Records which contain information relating to Seller may be retained by Seller and copies of the information pertinent to the company will be delivered to the Company. Before the end of such six month period, Seller agrees to deliver to Company as soon as reasonably practical any Business Records specifically identified in writing by Purchaser.

         9.3  Assumption of Certain Tax Liabilities; Indemnification by Seller.

         (a) Except as otherwise provided in Article 9.1, upon, from and after Closing, Seller shall absolutely and irrevocably assume and become solely liable for:

                 (i) all US federal income taxes of Company, or for which Company would otherwise be responsible, for periods which end on or before Closing;

                 (ii) all US state and local income or franchise taxes of Company, or for which Company would otherwise be responsible, for periods which end on or before Closing;

                 (iii) all interest, additions to tax and penalties with respect to taxes described in clauses (i) and (ii) of this Article 9.3; regardless of when they arose or arise or whether the facts on which they are based occurred prior or subsequent to the Closing, and regardless of where or against whom they are asserted or determined or whether they are asserted or determined prior or subsequent to the Closing, and regardless of whether they are reflected in any Exhibit attached hereto, and regardless of whether they are known or unknown, fixed or contingent, asserted or unasserted (the "Assumed Tax Liabilities"); provided, however, that (x) in the case of clauses (i) and
(ii) of this Article 9.3(a), amounts payable to taxing authorities with respect to periods beginning after the Closing Date shall not be considered a "tax" or "taxes" for periods ending on or prior to the Closing Date even if such amounts were taken into account in the calculation of "deferred income taxes" reflected on the Financial Statements for a period ending on or prior to the Closing Date, and (y) in the case of this clause (iii), a "tax" or "taxes" shall not include timing differences taken into account in the calculation of deferred income taxes reflected on any financial statements of Company as at any date or for any period. The Assumed Tax Liabilities shall include, without limitation, (a) any liability of Company by reason of its being severally liable, in whole or part, for any tax of any affiliated group of which Company may be or have been an includible corporation for any period through and including the end of the taxable year of such an affiliated group that includes the Closing Date, and (b) any tax liability that arises because Company ceases on the day of the Closing to be a member of such an affiliated group.

         (b) Seller shall have the right to all refunds related to the Assumed Tax Liabilities. After Closing, Purchaser shall not, and shall not permit Company to, without the prior written consent of Seller, claim, use or apply any carryback from periods beginning on or after the Closing to periods ending on or before the Closing. If Seller gives consent, Seller shall have sole control over such claim, use or application (the "Carryback Refund Claim"). Upon Seller's receipt of any cash amount (or credit for overpaid taxes) resulting from a Carryback Refund Claim, Seller shall pay to Purchaser such cash amount together with any interest received by Seller thereon.

         (c) Seller shall prepare and file all consolidated, combined or unitary Tax Returns that are required to be filed after the date hereof with respect to the Assumed Tax Liabilities. Seller shall include in such Tax Returns the income, activities, operations and transactions of Company for all taxable periods ending up to and including the Closing, including, without limitation, any pension contributions made after the Closing in respect of periods ending on or before Closing. In connection therewith, Seller shall file a consolidated federal income tax return and include and reflect thereon the income, activities, operations and transactions of Seller and Seller's subsidiaries for all taxable periods ending up to and including Closing.

         (d) All Tax Returns of the Company filed after the date hereof and on or prior to Closing shall, in each case, be prepared and filed in a manner consistent with the Tax Returns most recently filed in the relevant jurisdiction prior to the date hereof. All such Tax Returns (other than sales, payroll, property and similar tax returns) shall be subject to the prior review of Purchaser and shall be submitted by Seller to Purchaser for review at least twenty days prior to the filing date. Seller shall cause Company to take into account all reasonable comments of Purchaser.

         (e) After Closing, Seller and Purchaser shall cooperate, and shall cause their respective subsidiaries to cooperate, with each other in connection with the filing of any Tax Return which is required to be filed by Seller, Company or their respective subsidiaries and which covers a period that ends prior to or on the Closing Date, and all such information shall be treated as confidential by the parties. Seller and Purchaser shall also cooperate fully in connection with any audit, litigation or other proceeding with respect to taxes, however, the primary responsibility and total cost of defending such actions arising out of periods ending before or up to Closing shall be Sellers'.

         (f) Any and all tax sharing agreements between or among Company and Seller or any of its subsidiaries shall be terminated as of the Closing and, from and after the Closing, neither Company nor Seller or its subsidiaries shall have any further rights or liabilities thereunder.

         (g) At the Closing, Seller shall provide Purchaser an affidavit of an officer of Seller, sworn to under penalties of perjury, setting forth (in the form set forth in section 1.14452(b) of the Treasury Regulations promulgated under the Code) Seller's name, address and federal tax identification number and stating that Seller is not a "foreign person" within the meaning of section 1445 of the Code.

         (h) No Tax Return (other than sale, payroll, property or similar tax return) which relates to the period prior to Closing shall be filed unless Seller has previously approved such Tax Return; and shall be submitted for Seller's review at least twenty days prior to filing. Seller shall not unreasonably withhold any such approval.

         (i) Purchaser shall have the right to review any consolidated tax returns of Seller which are filed after the Closing Date but which include income of the Company for periods ending up to and including the Closing Date. Purchaser may request, with Seller's approval, changes to such returns, such approval not to be unreasonably withheld.

9.4  Tax Elections.

         (a) If Purchaser desires to have an election made under Section 338(h)(10) of the Code with respect to the purchase of the Company, it shall notify Seller by March 31, 1998, and Seller shall make the joint election on IRS Form 8023A upon request of Purchaser. Purchaser shall be responsible for the preparation and filing of such election. The allocation of purchase price among the assets of Company shall be made in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign law, as appropriate, and shall be subject to Seller's approval, prior to filing. Purchaser shall be responsible for, and shall pay any income, franchise, sales, use, transfer or similar taxes arising as a result of, any Section 338(h)(10) election or any comparable or resulting election under state law filed by Seller, or by Purchaser with the consent of Seller, provided, however, Seller must notify Purchaser of any such taxes arising out of the Section 338(h)(10) election as soon as practical but in no event later than 45 days from receiving Purchaser's notice of election Purchaser shall have the right to examine Seller's calculations that arrive at the tax liability and Purchaser and Seller shall reasonably cooperate to resolve any disputes with respect to same.
Within 45 days of resolving the liability owed,

Purchaser shall pay the amount due to Seller in immediately available funds; provided, however, that Seller shall not be required to sign any document agreeing to make the election, make any filing recognizing such election, or agree to any allocation of purchase price in connection with such election until a reasonable estimate of any additional obligation to Seller is calculated and paid by Purchaser to Seller.

         (b) Seller may elect to structure the conveyance, transfer and/or assignment of all or an applicable portion of the Company's assets as one or more deferred like kind exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended and the regulations thereunder, provided that Seller gives notice of such election to Purchaser at least five days prior to Closing. Seller shall enter into one or more exchange agreements with one or more third party intermediaries to effect such a deferred like kind exchange or otherwise complete said exchanges in such a manner so as to avoid any involvement in such exchanges by Purchaser, Seller shall have the right to assign this Agreement to a third party intermediary to effect such exchanges, and Purchaser shall have no right to object to such assignment, provided that Seller shall not be released from its obligations and liabilities hereunder.

         9.5 Survival of Tax Representations and Warranties. Notwithstanding the limitation set forth at Section 10(b) and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made by the parties hereto in this Article 9 or Section 3(m) shall survive the Closing and continue in full force and effect forever thereafter, subject to any applicable statute of limitations.

10.  Nature and Survival of Representations and Warranties.

         (a) Nature of Statements. All statements contained in any exhibit hereto or in any certificate delivered by or on behalf of the Seller or the Purchaser pursuant to this Agreement shall be deemed representations and warranties by the Seller or the Purchaser, as the case may be.

         (b) Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, but subject to the provisions of Sections 9 and 12 hereof, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and remain effective for a period of three years from the Closing Date; provided, however, that any bona fide claim for indemnification made during such three year period shall continue in effect until such time as such claim has been resolved or settled and the covenants in Sections 11(a) and (c) shall survive in accordance with their term.



11.  Indemnification.

         (a) Indemnification by Seller. Subject to the conditions hereinafter set forth, for a 3 year period, the Seller shall indemnify and hold harmless the Purchaser and Company against any loss, damage or expense (including reasonable attorney's fees)("Losses") incurred by the Purchaser and Company and caused by or arising out of (i) any claim made against the Purchaser or Company by a third party in respect of any liabilities or obligations of the Company arising prior to the Closing not disclosed by Company or Seller under this Agreement, the Exhibits hereto, or the Financial Statements (except for the items disclosed in Exhibit 3(q)) or assumed by the Purchaser or Company; (ii) any breach or default in the performance by the Seller of any covenant or agreement of the Seller contained in this Agreement; (iii) any breach of a warranty or representation made by the Seller pursuant to this Agreement, or in any certificate required to be delivered pursuant to this Agreement, or any material misstatement or omission in any exhibit attached or to be delivered pursuant to this Agreement.

          If any third party shall assert any claim or bring any action against the Purchaser or Company which, if successful, might result in a right of indemnification hereunder, the Seller shall be given written notice thereof in accordance with the provisions of
Article 11(b) of this Agreement. Thereafter, the Sellers shall defend such claim or action at its own expense. Seller will not be liable to Purchaser or Company for any legal expenses subsequently incurred by Purchaser or Company in connection with the defense of such claim, provided, however, Seller's defense is adequate to protect the rights of Purchaser or Company. Purchaser agrees it will not admit any liability with respect to, or settle, compromise or discharge, any such claim without Seller's prior written consent. Purchaser and Company shall be entitled to participate in, but not control, the defense of such claim. If Seller fails or refuses to provide a defense to any third party claim, the Purchaser shall have the right to undertake the defense, compromise or settlement of such claims, through counsel of its own choice, on behalf of and for the account and at the risk of Seller and Seller shall be obligated to pay the costs, expenses, and attorneys' fees incurred by Purchaser in connection with such third party claim. In any event, Purchaser, Company and Seller shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement, or other attempted resolution.

         Purchaser and Company agree that Seller's obligations to indemnify pursuant to this section shall only arise in the event that aggregate Losses from all indemnification items (not including warranty obligations) incurred by Purchaser or Company exceed $40,000, provided, however, that once this $40,000 is exceeded, Purchaser and Company shall have the right to receive dollar-for-dollar indemnification from Seller for all Losses incurred prior to reaching this $40,000 amount as well as for Losses after reaching this $40,000 amount. The aggregate liability of Seller under Seller's indemnification obligations under this section shall not exceed $390,000. The indemnification provisions set forth in this section constitute the exclusive remedy of Purchaser and Company for any and all claims against Seller in connection with the transactions described in this Agreement, including but not limited to, claims for breaches of representations, warranties, covenants and agreements set forth in this Agreement and any and all agreements, instruments, papers, certificates and other writings delivered in connection herewith, provided, however, that this limitation shall not apply to any action or omission that constitutes an intentional breach or criminal conduct under applicable state or federal law. In connection with any claim subject to indemnification under this section, the parties shall first pursue the remedies of Company and Seller under their insurance policies and Purchaser shall cooperate with Seller in connection with same. The total amount of any indemnity payment owed by Seller to Purchaser or Company shall be reduced by the net proceeds received by Purchaser or Company from Seller's or Company's insurance.

         (b) Procedure for Making Claims. If and when the Purchaser or Company desires to claim indemnification by the Seller pursuant to the provisions of this Section, the Purchaser shall deliver to the Seller within 30 days of its receipt of a claim, a certificate signed by the President or any Vice President of the Purchaser (the "Notice of Claim") (i) stating that the Purchaser or Company has paid or properly accrued or anticipated that it may be required to accrue losses, damages or expenses to which the Purchaser is entitled to indemnification pursuant to this Section, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued, if any, and the nature of the misrepresentation, breach of warranty or claim to which such item is related. If Seller objects to such claim or needs more information, he may deliver written notice of objection (the "Notice of Objection") to the Purchaser within thirty (30) days after the Purchaser's delivery of the Notice of Claim to Seller. The Notice of Objection shall set forth the grounds upon which the objection is based. If no Notice of Objection shall have been so delivered within such thirty (30) day period, the Seller shall be deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof, and shall thereupon pay to the Purchaser, on demand, in cash, an amount equal to the amount of such claim or claims.

         (c) Indemnification by Purchaser. The Purchaser agrees to indemnify and hold the Seller harmless against and in respect of (i) any damage, claim, liability, deficiency, loss, cost or expense(including reasonable attorney's fees) sustained by the Seller arising out of or resulting from (a) any misrepresentation by the Purchaser contained in this Agreement (or any collateral documents), in any exhibits attached hereto or thereto or in a certificate to be delivered at the Closing, or (b) the breach of or default under any warranty or representation, or the nonfulfillment of or default under any agreement or covenant, of the Purchaser contained in this Agreement (or collateral documents), exhibits or certificates hereto, (c) the failure, after the Closing Date, of Purchaser or Company to pay or otherwise discharge when due any contractual or other obligation relating to the Company, and (d) the Transactional Costs, Transactional Taxes or Taxes for which Purchaser or Company is responsible; provided that indemnification as to Transactional Costs shall be on an after-tax basis.

12. Environmental Indemnification. Notwithstanding the provisions of Article 11, the following provisions will apply to the matters addressed therein.

         12.1 Time Limitation. The obligation of the parties with respect to the following indemnity obligations shall terminate and be of no further force or effect upon the following date, except with respect of any claim for indemnification properly brought by any party prior to expiration of such period:

                 Section 12.2              August 22, 2003
                 Section 12.3              August 22, 2003
                 Section 12.4              Unlimited
                 Section 12.5              August 22, 2002

         12.2  Indemnification by Seller for Environmental Matters.

         (a) General. Purchaser acknowledges receipt of those documents entitled "Environmental Site Assessment; LaValley Industries, Inc., 200 Fifth Street, Biloxi, Mississippi", dated August 7, 1996, prepared by ERM-West, Inc., and "Phase I Environmental Site Assessment of LaValley Industries, Inc., Biloxi, Mississippi", dated July 1996, prepared by ERM-West, including earlier reports by ERM and other consultants to LaValley Industries, and "Environmental Site Assessment LaValley Industries, Inc., 200 Fifth Street, Biloxi, Mississippi", dated September 12, 1996 ("Reports"). The parties acknowledge and agree that the agreements contained in this Article12 shall be the sole and exclusive remedy under this Agreement with respect to any matters relating to the protection of human health or the environment or to any Hazardous Materials, and under no circumstances shall Seller or Company, or any of their respective directors, officers, employees and agents (collectively, the "Environmental Indemnitees") be entitled to indemnification with respect to such matters under or pursuant to any other provision of this Agreement, be it in connection with a representation, warranty, covenant, agreement, indemnity or certification, or entitled to any other recovery or remedy, whether at law, in equity, by contribution, by subrogation, under this Agreement or otherwise.

         (b) Known Environmental Conditions. With respect to the environmental conditions set forth and described in the Reports and that are described below (collectively the "Known Environmental Conditions"), the parties agree as follows:

                 (i) With respect to the DSI site, the on-site and off-site local potential landfill issues, the on- site soil and groundwater issues, the railspur issues and the non-contact cooling water from the acetone still all identified in the Reports, Seller and its affiliates (the "Environmental Indemnitors") shall perform

Required Remedial Activities, subject to Negotiation.

                 (ii) With respect to any of the Known Environmental Conditions, if the Environmental Indemnitors breach their agreement under 12.2(b)(i) above, they shall indemnify, defend and hold harmless the Environmental Indemnitees from and against any Loss suffered or incurred with respect thereof. For purposes of this subsection, "Loss" shall not include any consequential damages resulting from the closure of operations at the Facility, except if such closure is caused by the gross negligence or willful misconduct of the Environmental Indemnitors or their agents.

         12.3 Unknown Environmental Conditions. With respect to Hazardous Materials in existence as of the Closing Date on, in or under the Real Property or property near the Real Property and which are not Known Environmental Conditions, the Environmental Indemnitors shall indemnify, defend, and hold harmless the Environmental Indemnitees from and against any Loss suffered or incurred with respect to the presence of Hazardous Materials on, in, or under the Real Property or property near the Real Property which, if known as of August 23, 1996, constitutes a violation of applicable Environmental Law or creates a liability to the Company or any of the nearby property owners or operators under applicable Environmental Law.

         12.4 Near Real Property Defense Costs. If any Proceeding is brought as the result of Hazardous Materials on, in or under property near the Real Property (whether known or unknown), including but not limited to the DSI and railspur sites in Biloxi, the Environmental Indemnitors, on the one hand, and the Environmental Indemnitees on the other hand, shall apportion equally between them the costs incurred by the Environmental Indemnitors to defend such Proceedings up to a cumulative amount of $35,000 of such defense (the Environmental Indemnitees' responsibility being limited to an aggregate of $17,500 of such defense cost). Thereafter, the Environmental Indemnitors shall, subject to the other terms, conditions, covenants, agreements, provisions and limitations set forth in this Article 12, be responsible for (and shall indemnify, defend, and hold harmless the Environmental Indemnitees from and against) all other defense costs.

         12.5 Non-Compliance with Environmental Laws. To the extent that the Company was not in compliance as of the Closing Date with any Environmental Law, and subject to all of the other terms, conditions, covenants, agreements, provisions and limitations set forth in this Article 12, the Environmental Indemnitors shall indemnify, defend, and hold harmless the Environmental Indemnitees from and against any Loss they may suffer or incur with respect of any such non- compliance.

         12.6 Remediation Procedures. (a) In connection with Required Remedial Activities with respect to any Known Environmental Condition, Seller shall (i) prepare after the Closing Date, investigation, removal or remedial action plans (the "Remediation Plans") and afford Purchaser a reasonable opportunity to review and comment on such Post-Closing Plans, and (ii) obtain all necessary permits and governmental approvals necessary for the performance of Required Remedial Activities.

         (b) The Environmental Indemnitors shall have control over the performance of Required Remedial Activities and the implementation of the Remediation Plans and shall have authority to negotiate with governmental authorities concerning the nature and extent of any Required Remedial Activities or Remediation Plans, and to reach agreement with governmental authorities specifying the timetables and details for such Required Remedial Activities or Remediation Plans, provided, however, if the Environmental Indemnitees request, the Environmental Indemnitors shall first consult with the Environmental Indemnitees regarding the same (but the Environmental Indemnitees shall not thereby have any right of approval with respect thereto).

         (c) The Environmental Indemnitees agree to cooperate with the Environmental Indemnitors and the Environmental Indemnitors' agents in connection with the performance of Required Remedial Activities and the implementation of the Remediation Plans including, but not limited to, (i) giving reasonable assistance to the Environmental Indemnitors or their agents in obtaining any permits required to perform such Required

Remedial Activities or implement any Remediation Plan, (ii) advising the Environmental Indemnitors a soon as reasonably practical of all communications concerning Required Remedial Activities, Remediation Plans or Known Environmental Conditions from any Person, including any governmental or responsible authority, (iii) taking no action with respect to the Known Environmental Conditions, except in case of emergency, without the prior written approval of Seller, which approval shall not be unreasonably withheld,
(iv) as far as reasonably practical, providing an on-site work area for the exclusive use of the Environmental Indemnitors or their agents in the performance of Required Remedial Activities or implementation of any Remediation Plan, (v) as far as reasonably practical, providing the same level of security for the Environmental Indemnitors' on-site work area and any areas of the Facility where Required Remedial Activities are to be performed as the Environmental Indemnitees customarily provide for the remainder of the relevant area of the Facility and (vi) not unreasonably hindering the Environmental Indemnitors' activities hereunder.

         (d) The Environmental Indemnitees specifically acknowledge that, in order for Environmental Indemnitors to perform Required Activities or implement any Remediation Plan at the Facility, the Environmental Indemnitees must provide the Environmental Indemnitors and their agents with such access to the Facility as may reasonably be required to perform such activities. Upon the Environmental Indemnitees' failure or refusal to provide such access, the Environmental Indemnitors shall provide written notice of such failure to the Environmental Indemnitees and the Environmental Indemnitees shall have the opportunity to cure such failure within thirty days after receiving such notice. If, after such thirty days have run, the Environmental Indemnitees still have failed to cure, the Environmental Indemnitors' obligation to perform any activities hereunder with respect to the Facility shall cease.

         (e) Within a reasonable time after receipt, the Environmental Indemnitors shall furnish the Environmental Indemnitees with copies of any test results, environmental reports and investigations, and correspondence between the Environmental Indemnitors and the applicable government agencies prepared in connection with Required Remedial Activities.

         (f) The Environmental Indemnitees specifically acknowledge that performance of any Required Remedial Activities or implementation of any Remediation Plan may involve activities such as excavation of soil or pumping of water, that may interfere with use of the Facility. Notwithstanding any provision herein to the contrary, no Environmental Indemnitor, nor its agents, shall in any event be liable for consequential, incidental, indirect, or exemplary damages, specifically including, but not limited to, any damages arising from or relating to any interruption of the operations of Purchaser or any interference with the use of the Facility property in connection with the performance of the Required Remedial Activities or the implementation of any Remediation Plan unless caused by the gross negligence or willful misconduct of the Environmental Indemnitors or their agents; provided, however, that Environmental Indemnitors shall use their respective reasonable best efforts not to interrupt the Company's operations or interfere with the use of the Facility property.

         (g) No Environmental Indemnitor shall in any event be responsible for remediation or other activities under this Article 12 that may be necessary to the extent that such remediation or activities result from acts or omissions after the Closing Date of Purchaser or Company, their respective agents, employees or others acting on their behalf, to the extent such acts or omissions increase the scope of Required Remedial Activities required hereunder or otherwise increase the liability of the Environmental Indemnitors under this
Article 12, including, but not limited to, (i) the failure of any Environmental Indemnitee to inform the Environmental Indemnitors as soon as reasonably practical of Purchaser's or the Company's communications with any Person, including any governmental or other responsible authority, in connection with any Required Remedial Activities, Remediation Plans or Known Environmental Conditions, (ii) action taken by Purchaser or Company with respect to any Known Environmental Condition without the prior written approval of the Environmental Indemnitors, except in case of emergency, or (iii) Purchaser's or Company's failure to grant the Environmental Indemnitors or their agents such access as may reasonably be required to perform such activities, or (iv) Purchaser's or Company's failure to cooperate with the Environmental Indemnitors or their agents in the performance of Required Remedial Activities or the implementation of any Remediation Plan.

         (h) With respect to the Known Environmental Conditions, (i) the Environmental Indemnitees shall have no right to require the Environmental Indemnitors to perform Required Remedial Activities if (A) after implementation and completion of a Remediation Plan, a governmental agency having jurisdiction over such condition determines that no further action is required to address such condition, (B) in the case of a condition covered by an enforceable final judgment or a settlement agreement, consent agreement or decree in each case as agreed upon with a governmental agency, the Environmental Indemnitors have fully complied with said judgment, agreement or decree or (C) the Environmental Indemnitors have remediated such condition to the extent necessary to bring such condition into compliance with Environmental Laws and (ii) upon satisfaction of the condition contained in any one of clause (i) (A), (B), or
(C) hereof with respect to each of the Known Environmental Conditions, the Environmental Indemnitors shall be relieved of any and all liabilities and shall have no obligations whatsoever under this Article 12 or otherwise.

         12.7 Off-Site Disposal. The Environmental Indemnitors shall indemnify, defend, and hold harmless the Environmental Indemnitees from and against any Loss suffered or incurred by any of them related to the off-site disposal by or on behalf of the Company at any time prior to the Closing Date of any Hazardous Materials.

         12.8 Former Properties. (a) The Environmental Indemnitors shall indemnify, defend, and hold harmless the Environmental Indemnitees from and against any Loss suffered or incurred by any of them (i) arising from the presence of Hazardous Material on, in or under any properties that were not owned or leased by the Company on Closing Date but which were, at some point prior to the Closing Date, owned, operated or leased by Company or any predecessor in interest of the Company, including, without limitation, any corporation or business acquired by or merged into Company prior to the Closing Date (the "Former Properties"), or (ii) arising out of a violation or alleged violation of any Environmental Law in connection with a Former Property, including the performance of such remediation as a governmental authority having jurisdiction over such Former Property may lawfully require. No Environmental Indemnitor shall be responsible for any Loss to the extent that acts or omissions of any Environmental Indemnitee, their respective agents, employees or others acting on their behalf after the Closing Date increase the liability of any Environmental Indemnitor including but not limited to, (A) an Environmental Indemnitee's failure, as soon as reasonably possible after receipt by such Person, to inform the Environmental Indemnitors of any complaint, order, citation, notice or written communication from any Person with respect to the Former Properties or (B) any action taken by any Environmental Indemnitee after the Closing Date in connection with the Former Properties without the prior written approval of the Environmental Indemnitors (which shall not be unreasonably withheld), except in the case of an emergency.

         (b) The Environmental Indemnitees shall (i) provide to the Environment Indemnitors any complaint, order, citation, notice or written communication from any Person, including any governmental or responsible authority or governmental agency, with respect to the Former Properties as soon as reasonably possible after receipt thereof, and (ii) notify the Environmental Indemnitors of any civil or criminal litigation, suit, action, claim or administrative proceeding actually pending or threatened by any Person, including any governmental or responsible authority or governmental agency, with respect to the Former Properties as soon as reasonably possible after receipt of any written information, written communication or written knowledge relating thereto by any Environmental Indemnitee; provided, however, that the failure to so deliver such notice or so notify shall not relieve the Environmental Indemnitors from any liability hereunder, except to the extent that the Environmental Indemnitors are prejudiced thereby.

         12.9 Procedures. (a) In connection with any suit, action or proceeding with respect of which indemnity may be sought under this Article 12, the Environmental Indemnitees agree to give notice to the Environmental Indemnitors of the assertion of any claim made to any Environmental Indemnitee in writing, or the commencement of any suit, action or Proceeding as soon as reasonably possible after such assertion or commencement; provided, however, that the failure to so deliver such notice shall not relieve the

Environmental Indemnitors from any liability hereunder, except to the extent that the Environmental Indemnitors are prejudiced thereby. The Environmental Indemnitors shall assume, and have sole control over, the defense of any such claim, suit, action or proceeding, including, without limitation, the sole authority to negotiate with governmental authorities or other third parties, provided however, if the Environmental Indemnitees request, the Environmental Indemnitors shall first consult with the Environmental Indemnitees regarding the same (but the Environmental Indemnitees shall not thereby have any right of approval with respect thereto. Subject to Article 12.9 (b), the Environmental Indemnitees shall not, without the prior written consent of the Environmental Indemnitors, effect any settlement of, or admit any liability in connection with, any claim, suit, action or proceeding with respect of which indemnity may be sought under this Article 12. Subject to 12.9(b) the Environmental Indemnitors shall not be liable under this Article 12 for any such settlement effected of, or liability admitted in connection with, any claim, suit, action or proceeding with respect of which indemnity may be sought under this Article 12 without its prior written consent, which shall not be unreasonably withheld.

         (b) If the Environmental Indemnitors do not assume the defense of, or if after so assuming, fail to defend, any such suit, action or proceeding referenced in (a) above, then Environmental Indemnitees may defend against such suit, action or proceeding in such manner as they may reasonably deem appropriate, and the Environmental Indemnitees may settle such suit, action or proceeding on such terms as they may reasonably deem appropriate, and the Environmental Indemnitors shall pay on demand to the Environmental Indemnitees all Losses incurred by them in connection with such suit, action or proceeding (including, without limitation, the defense, any settlement and any judgment or award), provided that the Environmental Indemnitees shall provide written notice as soon as reasonably possible of such failure to assume the defense of, or to defend, any such suit, action or proceeding to the Environmental Indemnitors and the Environmental Indemnitors shall have the opportunity to cure such failure within thirty days after receiving such notice, unless a shorter time is necessary for the Environmental Indemnitees to respond under applicable laws or to assume the defense of such suit, action or proceeding.

         (c) The Environmental Indemnitees shall take all reasonable steps to allow the Environmental Indemnitors to recover any Losses or costs suffered or incurred by the Indemnitors in connection with any matter for which the Environmental Indemnitors provide indemnity under this Article 12, including, without limitation, any Remediation Costs, from all other reasonably related sources, including, without limitation, insurance policies and third parties. If permitted by law and applicable contracts, to the extent the Environmental Indemnitors provide indemnity under this Article, the Environmental Indemnitees shall assign to the Environmental Indemnitors all of their respective rights to recover such Losses or costs or to obtain such performance from all other reasonably related sources. The preceding sentence shall not, however, impose a duty on the Environmental Indemnitees to first pursue their remedies under insurance policies or against third parties in lieu of indemnification under this Article 12.

12.10 Definitions. The following terms used herein have the following respective meanings:

                 "Facility" means the Real Property owned or leased by Company on the Closing Date.

                 "Negotiation" means the Environmental Indemnitors' sole right to propose, negotiate, challenge, contest, appeal or settle, the nature, extent or timing of Required Remedial Activities or implementation of Remediation Plans with any governmental or other responsible authority or any third party, and to stay any Required Remedial Activities or implementation of any Remediation Plan pending the outcome of such Negotiation.

                 "Remediation Costs" means those reasonable costs and expenses incurred by any Environmental Indemnitor, Purchaser or Company in responding to a notice, order or other mandate received from a governmental authority requiring the clean-up or remediation of the Facility, or any portion thereof, including, but not limited to, the cost of investigation, testing, monitoring, remediation, clean-up, treatment, disposal or removal of Hazardous Materials (including the reasonable costs and expenses of environmental consultants and similar technical personnel, reasonable attorneys' fees and expenses and reasonable transaction costs); provided that in no event shall Remediation Costs include any costs relating to (i) financial assurance requirements or (ii) time expended by any employee or management of the Purchaser or Company.

                 "Environmental Laws" shall mean all present federal, state and local laws (whether under common law, statute, rule or regulation), Permits, and other lawful requirements of Governmental Authorities relating to the protection of human health or the environment or to any Hazardous Materials. Such laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act; Resource Conservation and Recovery Act; Clean Water Act; Clean Air Act; Hazardous Materials Transportation Act; Toxic Substances Control Act; Occupational Safety and Health Act; and their state and local counterparts.

                 "Governmental Authority" shall mean any US federal, state or municipal entity, any foreign government, and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

                 "Hazardous Materials" shall mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Materials" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under any of the Environmental Laws. "Hazardous Materials" shall specifically include, but not be limited to, petroleum or petroleum products, including crude oil and any fraction thereof.

                 "Real Property" shall mean all real property now owned, leased or occupied by Company (or any entity which was merged with or into the Company), or in which the Company (or any entity which was merged with or into the Company) now has any interest, together with
         (i) all buildings and improvements located thereon and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances relating thereto.

                 "Permit" shall mean any permit, license, franchise, consent, variance, exemption, or approval issued or granted by, or authorization of, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

                 "Remediation Plans" means any investigation, removal or remediation plan in connection with any Required Remedial Activities.

                 "Required Remedial Activities" shall mean all Remediation Plans and the investigation, testing, assessment, clean up, removal, containment, isolation, treatment, or monitoring of a condition to the extent such activities are required by a governmental agency having jurisdiction over such condition, but only to the extent such activities are required to comply with Environmental Laws (provided that any future modification to Environmental Laws that would have the effect of increasing the requirements thereunder will not relieve the Environmental Indemnitors of their obligations hereunder, but will not increase the obligations of the Environmental Indemnitors hereunder.

                 "Person" shall mean any individual or corporation, company, general partnership, limited partnership, limited liability company, limited liability partnership, trust, incorporated or unincorporated association, joint venture, Governmental Authority or other entity of any kind.

                 "Proceeding" shall mean any claim, suit, action, arbitration, investigation or proceeding.










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
12.11 Performance By Sunds. Seller has advised Purchaser that Sunds Defibrator, Inc. and Sunds Defibrator Industries AB (collectively "Sunds") have agreed to perform certain remedial activities and to indemnify and defend Seller and Company for certain matters discussed in this Article 12. Purchaser and Company agree and consent that, to the extent of satisfaction by Sunds of the items described in Article 12 as obligations of Seller, Purchaser shall not pursue Seller for same. Purchaser and Company agree to reasonably cooperate with Seller to allow Seller to enforce such obligations by Sunds in favor of Seller. To the extent that the remediation or indemnification by Sunds does not satisfy Purchaser's or Company's liability for same, Seller shall perform to satisfy all such liability.

12.12 Limitation. The aggregate liability of Seller under the Seller's indemnification obligations of this Article 12 shall not exceed $625,000.

13.  Termination.

         (a) Best Efforts to Satisfy Conditions. The Seller agrees to use all reasonable and proper efforts to bring about the satisfaction of the conditions specified in Section 7 hereof and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 8 hereof.

         This Agreement may be terminated by:

                 (i)   The mutual consent of the Seller and the Purchaser;

                 (ii) The Purchaser if a material default shall be made by the Seller in the observance of or in the due and timely performance by the Seller of any of the covenants of the Seller herein contained, or if there has been a material breach by Seller of any of the warranties and representations of the Seller herein contained, or if the conditions of this Agreement to be complied with or performed by the Seller at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Purchaser;

                 (iii) The Seller if a material default shall be made by the Purchaser in the observance of or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of the warranties and representations of the Purchaser herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Seller; or

                 (iv) Either Purchaser or Seller if the Closing shall not have occurred on or before October 31, 1997.

         In the event of termination of this Agreement as provided above, written notice thereof shall be given to the party within five (5) business days. No termination pursuant to paragraphs (ii) and (iii) hereunder shall relieve any party hereto from any liability in respect of such party's breach or indemnification obligations hereunder.

14. Exhibits. If any exhibit recited to be attached hereto is not so attached at the time of the execution hereof, the same may be prepared after execution of this Agreement and, upon approval by notation of said exhibit by a representative of the Seller and a representative of the Purchaser, shall become a part of this Agreement.

15.      Miscellaneous.

         (a) Expenses. Whether or not the transactions contemplated hereby shall be consummated, each of the parties will pay all costs and expenses (including Closing costs) of its performance of and compliance with this Agreement.

         (b) Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid:

  If to Seller:           GL&V LaValley Industries Inc.
                          7600 NE 47th Ave.
                          Vancouver, WA  98661
                          Attn:  General Manager

  With a copy to:         Fred Coccodrilli, Esq.
                          Ater Wynne Hewitt Dodson & Skerritt, LLP
                          222 SW Columbia, Suite 1800
                          Portland, Oregon  97201

  If to Purchaser:        Ershigs, Inc.
                          742 Marine Dr.
                          Bellingham, WA  98225
                          Attn:  President

  With a copy to:         Cathy L. Smith, Esq.
                          1360 Post Oak Blvd.,  Suite 2470
                          Houston, TX  77056

         Or at such other address as shall be given in writing by any person identified above to each of the other such persons.

         (c) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

         (d) Successors Bound. Subject to the provisions of Paragraph 15(c), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         (e) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

         (g) Entire Agreement. This Agreement, the exhibits hereto, and the documents specifically referred to herein constitute the entire agreement, understanding, representations and warranties of the parties hereto.

         (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one of the same instrument.

         (i) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

         (j) Publicity. No party will or will permit its affiliates or subsidiaries to issue any publicity, release or announcement concerning the execution and delivery of this Agreement, the provisions hereof or the transaction contemplated hereby without the prior written approval of the form, mode and content of such publicity, release or announcement by the other party. The parties intend to issue an initial joint release as well as communication to Company's customers.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

                                  AGREED TO BY SELLER:

                                  GL&V/LaValley Industries Inc.

                                     /s/  GREG BRUYEA
                                  ---------------------------------
                                  By:     Greg Bruyea
                                  Title:  Vice President


                                  AGREED TO BY COMPANY:

                                  GL&V/LaValley Construction Inc.


                                     /s/  GREG BRUYEA
                                  ---------------------------------
                                  By:     Greg Bruyea
                                  Title:  Vice President


                                  AGREED TO BY PURCHASER:

                                  Ershigs, Inc.


                                     /s/  LEE ORR
                                  ---------------------------------
                                  By:     Lee Orr
                                  Title:  President










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